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                                                                    Exhibit 99.2
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                       Text of Management's Presentation
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Larry G. Denniston, SVP and Corporate Secretary:

BSB Bancorp, Inc.
Teleconference/Webcast Comments
April 20, 2001  11:00 AM ET

Thank you.

Good morning and welcome to our teleconference and webcast to discuss the Company's first quarter 2001 financial results.

Participants today are BSB's President and Chief Executive Officer, Howard W. Sharp and Senior Vice President and Chief Financial Officer, Rexford C. Decker. Howard will open with a review of the company's activities in the 1st quarter and Rex will then review the financial results. A question and answer session will follow their remarks.

Let me remind you that this presentation contains forward-looking statements, including those regarding the projected performance of BSB Bancorp, Inc. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from any forward-looking information discussed in this call since forward-looking information may involve significant risks and uncertainties. Factors that might cause such differences include, but are not limited to: fluctuations in interest rates, government regulations and economic conditions and competition in the geographic and business areas in which BSB conducts its operations, as well as unanticipated loan losses and other similar conditions. Except as required by law, BSB disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements made today to reflect future events or developments. For additional information regarding BSB, including a discussion of related risk factors, please refer to BSB's public filings with the Securities and Exchange Commission which are available online at http://www,sec,gov/.
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We will now begin with President and Chief Executive Officer, Howard Sharp.
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Howard W. Sharp, President and CEO

When we spoke in January, we talked about the efforts BSB had undertaken to enable the bank to reasonably value its' commercial loan portfolio. A full quarter is behind us and the results support our belief that we identified and adequately reserved for the problem loans in that portfolio. Non-performing loans increased from year-end consistent with our expectations and with our large provision for loan losses in the last quarter of 2000. Meanwhile total delinquency actually declined in the first quarter.

In many ways a problem loan portfolio is just the result of improper loan administration. We previously announced that a part of our efforts to restore the credibility of our commercial loan division would be a complete evaluation of the commercial loan risk management practices of the company. As a result of that evaluation, we concluded that action had to be taken to ensure separation of duties, strengthen controls for documentation and funding, establish an improved risk rating system, hire additional relationship managers, create a separate workout group and perhaps most importantly, failure to have both a loan policy which clearly defines acceptable risks and appropriate rewards and a mechanism which ensures compliance with that policy.

During the quarter we completed the reorganization of the commercial lending division, separating the functions of sales and relationship management from those of underwriting and administration. We formed the new workout group which was relocated in space separated from the lending function and all credit relationships slated for workout have now been assigned to that division. We also named a new senior loan officer and hired seven new relationship managers as well as additional staff as needed in the areas of Commercial Loan Administration. A new risk rating system was installed and comprehensive collateral and credit reviews continued under the direction of the new risk manager.

We are beginning to see a reduction in past due loans and we believe that our efforts will soon be reflected in our ratios. Meanwhile we are confident that our reserving and charge-off actions in the 3rd and 4th Quarters of last year coupled with the reorganization and policy changes of the first quarter of this year provide us a stable foundation for continuing operations, without major surprises.

We are also encouraged by the fact that notwithstanding the large level of non-accrual assets, total interest income was still within 50 bps of the same period last year.

Consistent with our announced plan to focus our efforts in the core markets of Binghamton, Syracuse and Elmira/Corning, we are in the final stages of completing the sale of our branch in Oswego, New York. This branch, which is outside of our core market, has only approximately four and one half million of deposits and its sale should enhance our operations. We will continue to look for opportunities to enlarge our presence in our core markets.

With that I would like to turn this over to Rex Decker, our CFO and at the conclusion of Rex's comments, he and I will try to answer your questions. Rex
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Rexford C. Decker, SVP and Chief Financial Officer

Thank you Howard. Good morning everyone and thank you for joining us today. I am going to briefly review the highlights of our 1st quarter of 2001.

While we are pleased that earnings for the quarter have met street expectations, we are certainly not satisfied. We will continue on the path to strengthening our balance sheet, while looking for opportunities to maximize profitability and to strengthen the overall franchise of BSB Bancorp.

BSB's net interest income is affected by changes in interest rates and levels of earning assets. Net interest income declined $1.2 million or 5.6% from the 4th quarter of 2000 to the first quarter of 2001. The foremost reason for this decline is the reduction in short term interest rates that caused a 20 basis points decline in margin in the first quarter from the fourth quarter last year. This margin compression was expected due to the declining rate scenario that occurred during this time frame. The anticipated higher levels of non-performing loans also contributed to the lower net interest income and, thus, the lower net interest margin.

Though average earning assets were higher by $48.2 million in the 1st quarter of 2001 compared to the 1st quarter of 2000, the lower interest rates and the increase in non-performing loans contributed to the $1.7 million decrease in net interest income in the same timeframe.

Our current interest rate gap analysis shows BSB to be asset-sensitive for approximately 3 to 6 months following any material change in the general level of interest rates. This analysis also shows that the repricing of the deposits and borrowed funds catches up in the last 6 months during a 12-month timeframe of changing rates. With the recent further reduction in short term interest rates, and considering possible future reductions, we expect this cycle to extend into the 3rd quarter before a reversal of margin is likely, depending on further Fed action.

As Howard mentioned earlier, improved asset quality and the strengthening of our credit risk management was at the forefront of our efforts during the first quarter--this focus will continue. During this quarter we reduced some higher cost funding sources which will help to mitigate earning assets balances that declined from the fourth quarter of 2000. Expense control continues to be a priority at BSB. We regularly review our services and eliminate those that do not add positively to the bottom line. This process resulted in the outsourcing of the merchant credit card business in the 4th quarter of 2000.

The provision for loan losses played a significant role in the profitability of the Bank in the previous two quarters. As a result of the $26.9 million of provision taken in the 4th quarter of 2000, we raised the allowance for loan losses to $59.3 million at December 31, 2000. An additional $4.7 million of provision was taken in the 1st quarter of 2001, and the loan loss allowance was raised $2.1 million to $61.4 million. The 1st quarter provision is consistent with the $4.6 million provision we took in the first quarter of 2000. We consider our level of loan loss reserves adequate at March 31, 2001.
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Loans 30-to 89 days past due declined from $66.5 million at December 31, 2000 to
$36.4 million at March 31, 2001. Some of these loans migrated into non-accrual as non-accrual loans rose from $32.1 million at December 31, 2000 to $56.9 million at March 31, 2001. There were few surprises in these levels as the vast majority of these problem loans had been identified during our credit review process. With the formation and staffing of our special assets group, to administer and resolve poor performing loans, BSB is now in a position to take aggressive action regarding these loans. Though resolution of all problem loans is not accomplished "overnight", having dedicated resources certainly will facilitate the better administration of that task.

Non-interest income for the 1st quarter of 2001 was $395,000 less that the 4th quarter of 2000, the primary factor contributing to this reduction was a $369,000 decline in merchant credit card income. Of course, there also was a corresponding $390,000 reduction in expenses previously incurred with the merchant credit business. -This was the result of the outsourcing of the merchant credit card business as was previously mentioned. The 1st quarter of 2000 had a non-recurring income item for $270,000. Exclusive of this item, other income rose 7.6% from the 1st quarter of 2000 to the 1st quarter of 2001.

Operating expense declined 5.9% or $667,000 from the 4th quarter 2000 to the 1st quarter of 2001. As previously noted, approximately $390,000 of this reduction came from direct service expenses no longer incurred with the merchant credit business. The next largest reduction was in FDIC insurance premium which declined approximately $150,000. The balance of the decrease was spread over numerous other expense categories. Compared to the 1st quarter of 2000, operating expense declined $1.0 million in the 1st quarter of 2001. Salaries and benefits, advertising, and service fees associated with the merchant credit card line of business were the largest factors for this decline.

As a result of the items previously mentioned, net income was $5.0 million for the 1st quarter compared to a net loss of $8.1 million for the 4th quarter of 2000 and net income of $5.7 million for the 1st quarter of 2000.

That is the conclusion of my comments. Howard Sharp and I will now respond to your questions.